PRESS RELEASE
August 27, 2013

For Immediate Release Contact: Courtney Huber email: chuber@sajan.com phone: 715-426-9505

Sajan appoints Tom Skiba as chief financial officer

RIVER FALLS, Wis. – August 27, 2013: Sajan, Inc. (SAJA), a leading language services and technology provider, has announced the appointment of Tom Skiba to the position of chief financial officer.

A senior-level financial executive with more than 35 years of experience, Skiba is being brought on board to propel Sajan further along its path of aggressive business growth. This addition marks the latest development for the company in a succession of positive, growth-oriented moves.

“Tom Skiba has a wealth of results-driven expertise, and we are all excited to welcome him onto the Sajan leadership team,” noted Shannon Zimmerman, CEO of Sajan. “His accomplishments and background perfectly align with our vision for a technology-enabled language solution company and complementary growth strategies such as mergers and acquisitions.”

Skiba possesses a proven talent for strategic leadership and the ability to create and execute plans to help private and public global organizations achieve their business goals.

He has driven many successful initiatives involving business expansions and multimillion-dollar acquisitions, and has led the initial public offerings for two technology companies. During his 15-year tenure as chief financial officer at a technology services provider in Minneapolis, Minnesota, Skiba led the company through a successful initial public offering and played a critical role in growing the company into a $300 million global organization.

“I am thrilled to be joining such an innovative and energetic company,” commented Skiba. “Clearly, Sajan is on the fast track to market ascendancy, and I look forward to contributing to the company’s success and the strategic vision. Sajan appears to be coming at this market opportunity in a unique way that, as evidenced by its recent record revenue attainment, is garnering positive attention and customer validation.”

Skiba’s appointment is the latest cause for excitement within the company, coming just a few months after the addition of Gráinne Maycock as vice president, sales and the successful launch of Sajan Transplicity, the industry’s first personalized translation management technology.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market. The foundation of our solution is our industry-leading language translation management system technology, Sajan Transplicity, which provides process automation and innovative multilingual content reuse to ensure schedule predictability, higher quality and cost efficiencies for our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develops tailored solutions that lend flexibility to any large or small business that truly desires to “think globally, but act locally.” Based in the United States, we also have offices in Ireland, Spain and Singapore. Visit us online at www.sajan.com.